Exhibit 15.2
April 28, 2023
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for PureTech Health PLC and, under the date of April 27. 2023, we reported on the consolidated financial statements of PureTech Health PLC as of and for each of the years in the three-year period ended December 31, 2022, and the effectiveness of internal control over financial reporting as of December 31, 2022.
On April 23, 2023, we were notified that PureTech Health PLC’s board of directors approved the appointment of PricewaterhouseCoopers LLP (‘’PwC’’) as its principal accountant for the year ending December 31, 2023 and that the auditor-client relationship with KPMG LLP will cease upon shareholder approval at the 2023 Annual General Meeting.
We have read PureTech Health PLC ’s statements included under Item 16F of its Form 20-F dated April 28, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with PureTech Health PLC ’s statement that the change was approved by the board of directors and subject to shareholder approval at the 2023 Annual General Meeting. We are also not in a position to agree or disagree with the PureTech Health PLC’s statement that PwC were not engaged regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinion that might be rendered by PwC on the PureTech Health PLC ’s consolidated financial statement or the effectiveness of internal control over financial reporting. Nor are we in a position to agree or disagree with the PureTech Health PLC ’s statement that PwC did not provide any written or oral advice that was an important factor considered by the PureTech Health PLC in reaching a decision as to any such accounting, auditing or financial reporting matter or any matter being the subject of disagreement or defined as a reportable event or any other matter as defined in Item 16F(a)(1)(v) on Form 20-F.

Very truly yours,

/s/ KPMG LLP